EXHIBIT 99

UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY 10022

CONTACT:  SUSAN FEIN ZAWEL
          VICE PRESIDENT CORPORATE COMMUNICATIONS
          (212) 752-8787


           UNITED INDUSTRIAL ANNOUNCES ELECTION OF RICHARD R. ERKENEFF
                 AND GLEN KASSAN AS DIRECTORS AT ANNUAL MEETING

       --Paul J. Hoeper Also Named To Board, Succeeding Susan Fein Zawel--

NEW YORK, NY, October 4, 2002 - United Industrial Corporation (NYSE: UIC) announced that, based on the preliminary results of the vote at its Annual Meeting of shareholders today, Richard R. Erkeneff, the Company's President and Chief Executive Officer, and Glen Kassan, a representative of Steel Partners II, L.P., have been elected as Directors.

The Company also announced that, at a Board meeting following the Annual Meeting, Paul J. ("Page") Hoeper was named a Director, succeeding Susan Fein Zawel, who resigned from the Board in order to allow Mr. Hoeper to remain a Director. Mr. Hoeper had been nominated for reelection to the Board along with Dick Erkeneff.

Harold Gelb, Chairman of the Board, commented, "We are disappointed in the outcome of the vote, but we are looking forward to moving ahead swiftly with our mutual agenda of maximizing shareholder value through a sale of the Company. We will, of course, work constructively with Mr. Kassan in pursuit of this goal.

"At the same time, we are delighted that Page Hoeper will continue to serve as a Director. For this we owe thanks to Susan Fein Zawel, who made the decision to step down based on the conviction that it was critical for Page to remain a Director at this time, particularly since he has served as the liaison to a number of prospective buyers of the Company. A former Assistant Secretary of the Army and Under Secretary of Defense, he brings an important perspective to our Board as well as tremendous defense industry experience and contacts.

"Susan has been a valuable member of our Board for 7 years, and we are sorry to lose her insights and experience as a Director. However, we know that, as a member of our senior management team, she will continue to be instrumental in leading the Company forward," Mr. Gelb concluded.

United Industrial also announced that the preliminary vote count indicated that Ernst & Young LLP was ratified as the Company's auditors for 2002.

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UNITED INDUSTRIAL CORPORATION is a company focused on the design and production of defense, training and energy systems. Its products include unmanned aerial vehicles, training and simulation systems, and automated aircraft test and maintenance equipment. The Company also offers logistical/engineering services for government -owned equipment and manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.


       FOR MORE INFORMATION, PLEASE VISIT UNITED INDUSTRIAL'S WEB SITE AT
                            WWW.UNITEDINDUSTRIAL.COM


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